AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER  , 2000
                                         REGISTRATION STATEMENT NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------
                                ADATOM.COM, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                             43-1771999
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                            Identification Number)

     920 HILLVIEW COURT                             RICHARD S. BARTON
         SUITE 160                                       CHAIRMAN
     MILPITAS, CA 95035                              ADATOM.COM, INC.
      (408) 935-7979                                920 HILLVIEW COURT
(Address, including zip code,                            SUITE 160
and telephone number, including area                MILPITAS, CA 95035
code, of registrant's principal                       (408) 935-7979
executive offices)                          (Name, address, including zip code,
                                              and telephone number, including
                                              area code, of agent for service)

                               ------------------
                                 WITH COPIES TO:

                              Henry D. Evans, Esq.
                     McCutchen, Doyle, Brown & Enersen, LLP
                            Three Embarcadero Center
                         San Francisco, California 94111
                                 (415) 393-2503

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended ("the Securities Act") check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

         Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein is a combined prospectus that also relates to 831,174 common shares registered on Registration Statement No. 333-40714 and to 676,000 common shares registered on Registration Statement No. 333-44294 that have not yet been offered for sale.
                                -----------------



                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
      TITLE OF SECURITIES              AMOUNT TO             PROPOSED MAXIMUM       PROPOSED MAXIMUM AGGREGATE     AMOUNT OF
      TO BE REGISTERED                 BE REGISTERED         OFFERING PRICE(1)      OFFERING PRICE (1)             REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------

Common Stock, $.01 par value ......    5,399,995 shares(2)   $.6406                  $3,459,236.79                  $913.23
====================================================================================================================================


-------------

     (1) Estimated solely for purposes of calculating the registration fee, based upon the average of the high and low sales prices of the common stock on the Nasdaq SmallCap Market on October 18, 2000, pursuant to Rule 457(c) under the Securities Act.

     (2) Includes 4,800,000 shares issuable upon conversion of the registrant's Series B Convertible Preferred Stock, assuming a conversion price of $0.25 per common share, and 599,995 shares issuable upon exercise of outstanding warrants held by selling securityholders. A registration fee of $1,017.42 was paid with respect to the earlier registration of 2,502,500 common shares pursuant to Registration No. 333-40714, of which $335.74 represents the proportionate amount of the fee associated with 831,174 common shares which have not yet been sold. A registration fee of $203.45 was paid with respect to the earlier registration of 676,000 common shares pursuant to Registration No. 333-40714, none of which have been sold.



THIS REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                6,907,169 SHARES
                                ADATOM.COM, INC.
                                  COMMON STOCK
                               -------------------


         The securityholders of Adatom.com, Inc. listed in this prospectus are offering:

         a) an aggregate of 1,402,500 shares of common stock issuable upon exercise of outstanding warrants held by the four securityholders who previously held and converted all of the Company's Series A Preferred ("Series A Preferred") and by three additional securityholders listed in this prospectus; and

         b) an aggregate of 4,800,000 shares of common stock issuable upon conversion of outstanding shares of the Company's Series B Convertible Preferred Stock ("Series B Preferred") (assuming a conversion price of $0.25 per share of Series B Preferred) held by the seven holders of Series B Preferred and an aggregate of 599,995 shares of common stock issuable upon exercise of outstanding warrants held by the seven holders of Preferred Stock and by one additional securityholder listed in this prospectus.

         The Series A Preferred, Series B Preferred and the warrants were sold to the selling securityholders in transactions exempt from registration under the Securities Act. Adatom.com, Inc. will not receive any of the proceeds from the sale of the common stock offered hereby although it will receive the proceeds of sales of common stock upon exercise of the warrants (except to the extent warrants are exercised on a net exercise basis).

         The shares of common stock being offered by the selling securityholders may be sold from time to time in transactions on the Nasdaq SmallCap Market, in the over-the-counter market or in negotiated transactions. The selling securityholders directly, or through agents or dealers designated from time to time, may sell the common stock offered by them at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices.

         Adatom.com, Inc.'s common stock is listed on the Nasdaq SmallCap
Market under the symbol "ADTM." On October 24, 2000, the last reported sale price of the common stock on the Nasdaq SmallCap Market was $0.875 per share.

                                ----------------

                  INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 6.

                                ----------------

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   -----------

                                   PROSPECTUS

                               October ____, 2000

                                TABLE OF CONTENTS

                                                                            PAGE
Special Note Regarding Forward-Looking Statements.......................      2
Where You Can Find More Information About Us............................      3
Our Company.............................................................      5
Risk Factors............................................................      6
Use of Proceeds.........................................................     15
Selling Securityholders.................................................     16
Plan of Distribution....................................................     19
Indemnification.........................................................     19
Legal Matters...........................................................     19
Experts.................................................................     19
                              --------------------

            In this prospectus, "Adatom," the "company," "we," "us,"
                       and "our" refer to Adatom.com, Inc.

                              --------------------

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus.

                              --------------------

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Some of the statements under "Our Company," "Risk Factors" and elsewhere in this prospectus constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry's actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this prospectus.

         In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms or other comparable terminology.

         Although   we  believe   that  the   expectations   reflected   in  the
forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

         Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein may not occur.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the Public Reference Room at the Commission, at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. The Commission also makes these documents and other information available on its website at http://www.sec.gov.

         We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended, relating to the common stock offered by this prospectus. This prospectus constitutes a part of the registration statement but does not contain all of the information set forth in the registration statement and its exhibits. For further information, we refer you to the registration statement and its exhibits.

         The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document we have filed with the Commission. The information incorporated by reference is an important part of this prospectus and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following:

        o The description of common stock contained in the Registration Statement on Form 8-A filed with the Commission on August 5, 1997;

        o Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999 filed with the Commission on March 30, 2000;

        o The Proxy Statement for the Annual Meeting of Stockholders to be held on May 25, 2000 filed with the Commission on April 28, 2000;

        o     The Information Statement dated January 6, 2000;

        o The Quarterly Reports on Form 10-QSB for the quarters ended March 31 and June 30, 2000;

        o The Current Reports on Form 8-K dated May 19, September 5, September 25 and September 27, 2000;

        o Any future filings we make with the Commission until the selling securityholders sell all of the common stock offered by them pursuant to this prospectus.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

                                Adatom.com, Inc.
                                920 Hillview Court, Suite 160
                                Milpitas,    CA   95035    (telephone no.
                                408-935-7979)
                                Attention: Tuan V. Phan, Chief Financial Officer

                                   OUR COMPANY

                                ----------------

         Adatom was established in October 1995 as MegaVision L.L.C., a Missouri limited liability company ("MegaVision"). In February 1997, MegaVision merged into HealthCore Medical Solutions, Inc., a Delaware corporation ("HealthCore"). In October 1999, Adatom, Inc., a California corporation which was established in October 1996, merged into HealthCore, with HealthCore surviving under the name "Adatom.com, Inc." Since the stockholders of Adatom, Inc. owned 76.4% of the surviving company after the merger, the merger has been accounted for as a reverse acquisition, whereby Adatom, Inc. acquired HealthCore. Our executive offices are located at 920 Hillview Court, Suite 160, Milpitas, CA 95035 (telephone no. (408) 935-7979).

         Adatom, Inc. was incorporated in 1996 by four people. Two of the founders were Richard S. Barton and Sridhar Jagannathan, who are two of our directors and officers. Adatom, Inc. commenced business in 1997 as a retailer, which had no store sites and used a mobile sales force of franchisees enabled with a CD-ROM electronic catalogue. The total revenues from our mobile sales force were not significant and not profitable. We discontinued this form of retailing and launched an Internet website, WWW.ADATOM.COM, in October 1998.

         After shifting our focus to Internet e-commerce, we attempted to leverage our proprietary e-commerce infrastructure and efficient distribution system to reach both the business-to-consumer and business-to-business markets. We also developed and implemented a turnkey e-commerce solution to provide individuals, companies, and organizations with "instant" e-commerce capabilities, including back-end fulfillment, website development and a full-scale e-commerce infrastructure, providing a comprehensive product mix of name brand products for the individual, the home, and the office. These operations were not profitable. As noted below under "RECENT DEVELOPMENTS," these operations are being significantly downsized as we emphasize our China partnerships.

                               RECENT DEVELOPMENTS


         On September 25, 2000, we announced the restructuring of the Company to focus almost exclusively on international operations. This restructuring emphasizes the development of our relatively new China business, while at the same time significantly reducing expenditures related to the former Business to Consumer ("B2C", the providing of services by businesses to consumers through the Internet) Internet superstore and Business to Business ("B2B," the providing of services by businesses to other individual businesses through the Internet) E-commerce Solution Program (AESP). As part of this restructuring, we decided to cancel all drop-shipped orders due to our analysis of the marginal profitability of these orders versus the anticipated costs to fulfill the orders. The superstore and AESP, which had been the predominant revenue sources but had not been profitable, are being refocused to liquidate existing inventory, and thereafter will be available for licensing. These actions will result in an overall headcount reduction of 45% and anticipated total spending reductions of approximately 55%.

         We anticipate that our restructuring will enable us to focus almost exclusively on developing our China business while achieving significant cost reductions through a combination of workforce reduction and decreased marketing expenditures associated with our former superstore and AESP operations. Our China partners are government agencies or quasi-government agencies. Two of them have information regarding the production abilities and commercial needs of a significant number of Chinese businesses, while another coordinates all Chinese trade associations. These agencies can assist to varying degrees in the matching of purchase and sale transactions. For the near future, the predominant focus of our China business will be to match non-consumer buyers and sellers of a potentially wide variety of goods to be both exported from and imported to China. Sales efforts are presently being concentrated in various products in the following areas: agriculture, automotive, computers, electronics, hardware, household, industrial, office, personal, sports and toys. Adatom plans to take temporary title to any such goods during the transit and delivery phases in order to be able to charge a markup on the sold goods for its arrangement efforts. The range of this markup is uncertain at this time due to lack of sales and it is anticipated will vary depending on type, segment and category.

         Our relationship with our China partnerships to date has yielded one order for steel from a U.S. steel buyer, which is currently pending delivery. Other revenue opportunities with or through these partnerships have to date not been consummated. Our current revenue opportunities encompass brokering a fiber optics turnkey manufacturing capability, minerals trade to and from China, consumer goods supply and agricultural exports to China.

         On October 17, 2000, we announced the launch of our new international website focused on direct trade with China (www.adatomchina.com). The new Adatom site focuses on bringing together U.S. and international buyers and sellers for bi-directional trade with China.

         Although the change in operations described above will reduce headcount and expenses, we must generate sufficient revenues from our China business to cover expenses even at our reduced level. No assurance can be given that the change in our operations as described will generate sufficient revenues to make us profitable.

         We are dependent upon raising additional capital to finance our current operations and future plans for expansion. In March 2000, we consummated a private placement of 2,000,000 shares of our common stock yielding gross proceeds of $4 million. In June, we consummated a private placement of 1,100 shares of Series A Convertible Preferred Stock yielding gross proceeds of $1.1 million. In September, we a) consummated private placements of 329,384 shares of our common stock yielding gross proceeds of $250,000 and b) consummated a private placement of 1,200 shares of Series B Convertible Preferred Stock yielding gross proceeds of $1.2 million. The net proceeds of these three offerings was approximately $6,550,000. The remaining proceeds of this capital have been completely committed.

         Recently, the Company has been advised by Nasdaq that it no longer meets the requirements for listing on the Nasdaq SmallCap Market. Nasdaq is expected to hold a hearing in early November 2000 to determine whether the Company's stock should be delisted. (See "RISK FACTORS-IF WE CANNOT SATISFY NASDAQ'S MAINTENANCE REQUIREMENTS, IT MAY DELIST OUR COMMON STOCK FROM ITS SMALLCAP MARKET AND WE MAY NOT HAVE AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK. THE ABSENCE OF AN ACTIVE TRADING MARKET WOULD LIKELY MAKE THE COMMON STOCK AN ILLIQUID INVESTMENT" below).

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

         Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks and you may lose all or part of your investment.

         This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in the prospectus. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and stockholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Stockholders are cautioned not to put undue reliance on any forward-looking statements. In addition, the Company does not have any intention or obligation to update forward-looking statements, even if new information, future events or other circumstances have made them incorrect or misleading. For those statements, the Company is relying on the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should understand that the following important factors could affect the future results of the company, and could cause results to differ materially from those expressed in such forward-looking statements.


WE HAVE A HISTORY OF LOSSES AND EXPECT CONTINUED LOSSES FOR THE FORESEEABLE FUTURE.

         Adatom, Inc. was incorporated in October 1996 but did not begin to generate Internet revenues until October 1998 and did not commence its China business until March 2000. Accordingly, we have had only a limited operating history upon which to evaluate our business and prospects. We will encounter risks and difficulties that are frequently encountered by early stage companies in new and rapidly evolving markets. Many of these risks are described in more detail in this section. If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be harmed. We have incurred significant losses and as of June 30 , 2000 the accumulated deficit was $18,427,000. The accumulated deficit as of June 30, 1999 was $2,821,000. The Company incurred net losses of $2,173,000 for the quarter ended March 31, 2000 and $2,030,000 for the quarter ended June 30, 2000, for year to date losses of $4,204,000. The net loss for the quarter ended March 31, 1999 was $298,000 and for the quarter ended June 30, 1999 was $585,000, for losses as of June 30, 1999 of $883,000. There is an uncertainty about our ability to continue as a going concern. We anticipate our losses will continue because we intend to expend funds for the following items, in addition to other expenses:


        o brand development, marketing and other promotional activities to increase our revenue; and

        o     strategic relationship development.

Our ability to become profitable depends on our ability to generate and sustain substantially higher net sales while maintaining reasonable expense levels. If we do achieve profitability, we cannot be certain that we would be able to sustain or increase profitability on a quarterly or annual basis in the future. We are an early stage company and expect to incur operating losses for the foreseeable future as we incur significant operating expenses and research and development expenses and make investments, to establish and enhance our Internet capabilities. We may never generate sufficient revenues to achieve profitability.


WE WILL NEED ADDITIONAL FINANCING TO FUND OUR BUSINESS AND THE FAILURE TO OBTAIN FINANCING WOULD MOST LIKELY RESULT IN CESSATION OF OUR BUSINESS.

         We are dependent upon raising additional capital for working capital and to finance our future plans for expansion. We estimate that we will require a minimum of $5 million to $7 million to adequately implement our business plan and sustain and expand our sales and marketing activities through December 31, 2001. We have experienced negative cash flow from operations from our inception and expect to experience significant negative cash flow from operations for the foreseeable future. We may need additional funds to sustain and expand our sales and marketing activities and arrangements, particularly if there is a shift in the type of Internet services that are developed and ultimately receive customer acceptance. Adequate funds for these and other purposes on terms acceptable to us, whether through additional equity financing, debt financing or other sources, may not be available when needed or may result in significant dilution to existing stockholders. Failure to obtain financing would most likely result in cessation of our business. Our lack of tangible assets to pledge has to date prevented us from obtaining bank or similar debt financing, and will probably continue to do so in the future. In their reports on the audits of our financial statements for each of the years in the two-year period ended December 31, 1999, our independent auditors included an explanatory paragraph in each of their reports because of the uncertainty that we could continue in business as a going concern. Any raise of additional capital will dilute all of our stockholders. We estimate that approximately $55.5 million will be required to fund the full implementation of four separate joint venture agreements signed with the four Chinese organizations.


OUR COMMON STOCK PRICE MAY BE VOLATILE.

         The market price for our Common Stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

        o actual or anticipated variations in our quarterly operating results;

        o announcements of technological innovations or new products or services by us or our competitors;

        o     changes in financial estimates by securities analysts;

        o conditions or trends in the Internet and/or online commerce industries;

        o changes in the economic performance and/or market valuations of other Internet, online commerce or retail companies;

        o announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

        o     additions or departures of key personnel;

        o     potential litigation.

The market prices of the securities of Internet-related and online commerce companies have been especially volatile. Broad market and industry factors may adversely affect the market price of our Common Stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of their stock, many companies have been the subjects of securities class action litigation. If we were sued in a securities class action, we could incur substantial costs and a diversion of management's attention and resources could have an adverse affect on our stock price.


IF WE CANNOT SATISFY NASDAQ'S MAINTENANCE REQUIREMENTS, IT MAY DELIST OUR COMMON STOCK FROM ITS SMALLCAP MARKET AND WE MAY NOT HAVE AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK. THE ABSENCE OF AN ACTIVE TRADING MARKET WOULD LIKELY MAKE THE COMMON STOCK AN ILLIQUID INVESTMENT.

         Our common stock is quoted on the Nasdaq SmallCap Market. To continue to be listed, we are required to maintain net tangible assets of $2,000,000 or a market capitalization of $35 million and our common stock must maintain a minimum bid price of $1.00 per share. From time to time our stock has had a minimum bid price of less than $1.00 per share. Currently, the minimum bid price for our common stock is below $1.00 and we may not be able to satisfy any of these Nasdaq listing requirements in the future. If this occurs, trading in the common stock would be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the "OTC Bulletin Board Service." As a result, an investor would likely find it significantly more difficult to dispose of, or to obtain accurate quotations as to the value of, our shares. The Company recently has been advised by Nasdaq that it no longer meets the requirements for listing on the SmallCap Market. Nasdaq is expected to hold a hearing in early November 2000 to determine whether the Company's stock should be delisted.

         The conversion of our convertible preferred stock may have consequences that could cause Nasdaq to delist our common stock. The conversion of our preferred stock and resale of the common stock acquired upon conversion, or the possibility of the conversion of our preferred stock and resale of our common stock, may depress or inhibit increases in the market price of our common stock.

         Nasdaq also may delist our common stock if it deems it necessary to protect investors and the public interest. If Nasdaq determines that the returns on our convertible preferred stock are excessive compared with the returns received by the holders of our common stock, and those excess returns were determined to be egregious, Nasdaq could delist our common stock.


IF OUR COMMON STOCK IS DELISTED, IT MAY BECOME SUBJECT TO THE SEC'S "PENNY STOCK" RULES AND MORE DIFFICULT TO SELL.

         SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the Nasdaq Stock Market. If our common stock becomes a "penny stock" that is not exempt from these SEC rules, these disclosure requirements may have the effect of reducing trading activity in our common stock and making it more difficult for investors to sell. The rules require a broker--dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock.


RISK OF INTERNATIONAL EXPANSION.

         We plan to expand our presence in foreign markets especially China. We have relatively little experience in purchasing, marketing and distributing products or services for these markets and may not benefit from any first-to-market advantages. It will be costly to establish international facilities and operations, promote our brand internationally, and develop localized websites and stores and other systems. We may not succeed in our efforts in these countries. If revenues from international activities do not offset the expense of establishing and maintaining foreign operations, our business prospects, financial condition and operating results will suffer. As the international online commerce market continues to grow, competition in this market will likely intensify. In addition, governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution. This may affect our ability to conduct business internationally.


OUR BUSINESS MODEL HAS CHANGED FROM ITS PRIOR EMPHASIS ON INTERNET RETAILING TO ITS CURRENT EMPHASIS ON OUR JOINT VENTURES IN CHINA

         On September 25, 2000, we announced the restructuring of the Company to focus almost exclusively on international operations. This restructuring emphasizes the development of our relatively new China business, while at the same time significantly reducing expenditures related to the former B2C Internet superstore and B2B E-commerce Solution Program (AESP). As part of this restructuring, we decided to cancel all drop-shipped orders due to our analysis of the marginal profitability of these orders versus the anticipated costs to fulfill the orders. The superstore and AESP, which had been the predominant revenue sources but had not been profitable, are being refocused to liquidate existing inventory, and thereafter will be available for licensing. These actions will result in an overall headcount reduction of 45% and anticipated total spending reductions of approximately 55%.

         We anticipate that our restructuring will enable us to focus almost exclusively on developing our China business while achieving significant cost reductions through a combination of workforce reduction and decreased marketing expenditures associated with its superstore and AESP operations. Our China partners are government agencies or quasi-government agencies that have information regarding the production abilities and commercial needs of a significant number of Chinese businesses, and therefore can assist to varying degrees in the matching of purchase and sale transactions. For the near future, the predominant focus of our China business will be to match non-consumer buyers and sellers of a potentially wide variety of goods to be both exported from and imported to China. Adatom plans to take temporary title to any such goods during the transit and delivery phases in order to be able to charge a markup on the sold goods for its arrangement efforts. The range of this markup is uncertain at this time due to lack of sales and it is anticipated will vary depending on type, segment and category.

         Our relationship with our China partnerships to date has yielded one order for steel from a U.S. steel buyer, which is currently pending delivery. Other revenue opportunities with or through these partnerships have to date not been consummated. Our current revenue opportunities encompass brokering a fiber optics turnkey manufacturing capability, minerals trade to and from China, consumer goods supply and agricultural exports to China.

         On October 17, 2000, we announced the launch of our new international website focused on direct trade with China (www.adatomchina.com). The new Adatom site focuses on bringing together U.S. and international buyers and sellers for bi-directional trade with China.

         Although the change in operations described above will reduce headcount and expenses, we must generate sufficient revenues from our China business to cover expenses even at our reduced level. No assurance can be given that the change in our operations as described will generate sufficient revenues to make us profitable.

         While we reduce our existing website operations, this portion of our business will continue to be subject to the same risks to which it has previously been subject, as discussed above and below.

         Also, the shift in our business model makes us less diversified and solely dependent on very few market segments.


WE FACE RISKS AND UNCERTAINTIES WITH RESPECT TO OUR PROPOSED JOINT VENTURES IN CHINA.

         Our agreements with the China Product Trade Net Center, ShenZhen Bay Industrial, Education and Research Center, China Federation of Industrial Economics, and Yangling Agricultural Hi-Tech Industrial Demonstration Zone contemplate the formation of joint ventures in China. We may not be successful in establishing or funding any of these joint ventures. We may not succeed with any of these joint ventures or in entering the China market, and each venture will be subject to all of the risks attendant to a start-up business as well as those specific to operating in China.

         We will be subject to various risks relating to operating in China, including:

        o     various new and unfamiliar regulatory requirements;

        o the risks of being subject to a different legal system in which prior court decisions may not have as much precedential value as in common law countries;

        o the risk of inadequate or inconsistent enforcement of intellectual property rights;

        o     issues relating to currency exchange;

        o fluctuations in exchange rates and restrictions on repatriation of funds and earnings, as it is presently expected that most transactions will be denominated in Chinese money;

        o the risks associated with doing business in a country with a more volatile economy;

        o the effects of possible political and economic changes and disruptions;

        o establishment of and change in government policies and regulations regarding the use of the Internet, including taxation, censorship and personal privacy issues;

        o possible longer accounts receivable payment cycles and difficulties in collecting accounts receivable;

        o costs of shipping, including transportation and insurance, tariffs and other barriers;

        o     potentially adverse tax consequences;

        o     difficulties in staffing and managing foreign operations; and

        o     additional unforeseen risks.

If we are unsuccessful in addressing these risks and uncertainties, our business, results of operations and financial condition will be harmed.


WE DEPEND HEAVILY UPON MARKETING ARRANGEMENTS. WITHOUT THEM, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

To the extent we continue to operate our Internet retail operations, we will rely heavily on certain marketing arrangements with other companies that have websites to attract shoppers to purchase our products. We have entered into marketing arrangements with a number of existing organizations with a definable user base. Our ability to generate revenues from online commerce depends, among other things, upon the increased traffic, purchases, advertising and sponsorships that we generate through our marketing arrangements. We cannot be sure that other companies will continue these relationships with us, or, if continued that they will be on terms favorable to us. Our inability to enter into new marketing arrangements or to maintain our existing arrangements would have a material adverse effect on us.


WE RELY ON SUPPLIERS FOR OUR RETAIL MERCHANDISE AND SHIPMENTS TO CUSTOMERS. LOSS OF THESE RELATIONSHIPS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

We may continue to engage in our website retailing business while developing our China initiative, our current suppliers may not continue to sell merchandise to us on current terms. We may not be able to maintain our current arrangements with suppliers or be able to establish new or extend current supplier relationships to ensure acquisition of merchandise in a timely and efficient manner and on acceptable commercial terms. Loss of these relationships could have a material adverse effect on us. We also rely on most of our suppliers to process and ship merchandise directly to customers and where required to install merchandise on our customers' premises. We have limited control over the shipping procedures of our suppliers, and shipments by these suppliers have at times been subject to delays. If the quality of service provided by such suppliers falls below a satisfactory standard or if our level of returns exceeds our expectations, our business will be materially adversely affected.


OUR FUTURE OPERATING RESULTS ARE UNPREDICTABLE AND FLUCTUATIONS IN OUR QUARTERLY RESULTS MAY CAUSE VOLATILITY IN OUR STOCK VALUATION.

         As a result of our limited operating history, and especially as a result of the recently announced change in our business model, it is difficult to accurately forecast our net sales and we have limited meaningful historical financial data upon which to base planned operating expenses. We are currently liquidating our inventory at prices below our original cost, which will negatively affect our level of revenues and profit margins. We base our current and future expense levels on our operating plans and estimates of future net sales, and our expenses are to a large extent fixed. Sales and operating results are difficult to forecast because they generally depend on the volume and timing of the orders we receive. As a result, we may be unable to adjust our spending in a timely manner to compensate for any unexpected revenue shortfall. We may also be unable to increase our spending and expand our operations in a timely manner to adequately meet customer demand to the extent it exceeds our expectations. We expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside of our control which include, without limitation:

        o our ability to attract new customers at reasonable cost and at a steady rate, retain existing customers, or encourage repeat purchases and maintain customer satisfaction;

        o     seasonality;

        o our inability to adequately maintain, upgrade and develop any website we may maintain, transaction-processing systems or network infrastructure;

        o the announcement or introduction of new sites, services and products by our competitors;

        o     price competition in the industry;

        o     the level of merchandise returns experienced by us;

        o     the level of traffic on our website;

        o     fluctuations in the amount of consumer and business spending;

        o the failure to develop new strategic marketing relationships pursuant to which our AdatomChina website can receive exposure to traffic on third-party websites;

        o     increases in the cost of online or offline advertising;

        o our ability to upgrade and develop our systems and infrastructure and attract new personnel in a timely and effective manner or retain existing personnel;

        o the amount and timing of operating costs and capital expenditures relating to expansion of our business, operations, and infrastructure;

        o     unexpected increases in shipping costs or delivery times;

        o the level of use of the Internet and online services and increasing customer acceptance of the Internet and other online services for the purchase of products;

        o     technical difficulties, system downtime or Internet brownouts;

        o     changes in gross profit margins or product mix;

        o effects of acquisitions and other business combinations and related integration issues;

        o failure to maintain good relationships with our business partners and suppliers;

        o government regulations related to use of the Internet for commerce;

        o general economic conditions and economic conditions specific to the Internet, online commerce.

A number of factors will cause our gross margins to fluctuate in future periods, including the mix of product sold by us, shipping and handling costs, the liquidation of our present inventory below cost, the level of product returns and the level of discount pricing and promotional activity. Any change in one or more of these factors could materially and adversely affect our gross margins and operating results in future periods. We expect that we will experience seasonality in our business, reflecting commercial seasonality patterns. Due to the foregoing factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. Additionally it is likely that in one or more future quarters our operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock would likely be materially adversely affected.


WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE THE GROWTH OF OUR BUSINESS.

         Our ability to successfully implement our new business plan in a rapidly evolving market requires an effective planning and management process. We are in the process of installing new Enterprise Resource Planning (ERP) systems with new Accounting and Financial Reporting Systems which should be completed by the end of 2000. We anticipate expanding our financial and management information systems to accommodate new data. If we fail to successfully implement and integrate our new financial reporting and management information systems with our existing systems or if we are not able to expand these systems to accommodate our anticipated growth, we may not have adequate, accurate or timely financial information. Our failure to have such information would hinder our ability to manage our business and operating results. If we grow rapidly, we will face additional challenges in upgrading and maintaining our financial and reporting systems. A failure to successfully implement and integrate these systems would adversely affect our business. We expect that we will need to continue to improve our financial and managerial controls and reporting systems and procedures. In addition, we will need to train and manage our employee base to successfully implement our new business strategy. Furthermore, we expect that we will be required to manage multiple relationships with various customers and other third parties. To manage the expected growth of our operations, we will be required to improve existing and implement new transaction-processing, operational and financial systems, procedures and controls. Further, we will be required to maintain and expand our relationships with various merchandise manufacturers, distributors, Internet and other online service providers and other third parties necessary to our business. If we are unable to manage growth effectively, our business will be materially adversely affected.


IF WE EXPERIENCE PROBLEMS WITH OUR THIRD PARTY SHIPPING SERVICES, WE COULD LOSE CUSTOMERS.

         For our website retailing business, we rely upon third-party carriers, primarily UPS, for product shipments, including shipments to and from our warehouse. We are therefore subject to the risks, including employee strikes and inclement weather associated with these carriers' ability to provide delivery services to meet our shipping needs. In addition, failure to deliver products to our customers in a timely manner would damage our reputation and brand identity.


THE LOSS OF KEY PERSONNEL COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

         Our performance will be substantially dependent on the continued services and on the performance of our senior management, particularly Richard Barton, President, Chief Executive Officer, and Chairman of the Board, and Sridhar Jagannathan, Chief Technical Officer and Executive Vice President. In addition, Dr. Victor W. Nee, a member of our board of directors, has been the key component of our China strategy, and introduces us to government officials and others in China who are in a position to help us develop our business plans in that country. Our performance would be substantially impacted by the loss of his services.

         Our Vice President of Operations joined us during the last half of 1999, as did our former Controller, who has resigned but will continue to be available to the Company periodically as a consultant. Several others have joined during the year 2000, including our new Chief Financial Officer who also serves as our new Controller. Our future success depends on these individuals effectively working together with our original management team. Other than the President, none of our officers or key employees is bound by an employment agreement for any specific term. Our relationships with these officers and key employees are at will. We do not have any "key person" life insurance policies covering any of our employees. Our performance depends on our ability to compensate, retain and motivate our officers and key employees. The loss of the services of any of our executive officers or other key employees could have a material adverse effect on us. Our future success also depends on our ability to identify, attract, hire, train, retain and motivate other highly skilled officers and technical, managerial, editorial, sales, marketing and customer service personnel who are familiar with the specifics of our business, including Internet operations and international trading. Competition for such personnel is intense, and we may not be able to successfully attract, compensate, assimilate, or retain sufficiently qualified personnel. This inability could have a material adverse effect on us.


WE MAY BE UNABLE TO PROTECT OUR TRADEMARKS AND PROPRIETARY RIGHTS, WHICH WOULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

         Our performance and ability to compete are dependent to a significant degree on our proprietary technology. We regard our copyrighted material, service marks, trademarks, trade secrets, and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. We have the registered trademarks "Adatom" and "Discovering New Shopping Dimensions" in the United States and have a trademark application pending for the mark "Adatom Home Dimensions." We cannot be sure that we will be able to secure significant protection for these trademarks. It is possible that our competitors or others will  adopt  product  or  service  names  similar  to  "Adatom"  and  our  other trademarks, thereby impeding our ability to build brand identity and possibly leading to customer confusion. We generally have entered into agreements containing confidentiality and non-disclosure provisions with our employees and consultants and have limited access to and distribution of our software, documentation and other proprietary information. We cannot be sure that the steps taken by us will prevent misappropriation of our technology or that agreements entered into for that purpose will be enforceable. Notwithstanding the precautions taken by us, it might be possible for a third party to copy or otherwise obtain and use our software or other proprietary information without authorization or to develop similar software independently. Policing unauthorized use of our technology is difficult, particularly because the global nature of the Internet makes it difficult to control the ultimate destination or security of software or other data transmitted. The laws of China and other countries may afford us little or no effective protection of our intellectual property. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our products and services are made available online. In the future, we may also need to file lawsuits to enforce our intellectual property rights, protect our trade secrets, and determine the validity and scope of the proprietary rights of others. Such litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources, which could have a material adverse effect on us. We also rely on a variety of technology that is licensed from third parties, including our database and Internet server software, which is used in our website to perform key functions. These third party technology licenses may not continue to be available to us on commercially reasonable terms. Our loss of or inability to maintain or obtain upgrades to any of these technology licenses could result in delays in completing our proprietary software enhancements and new developments until equivalent technology could be identified, licensed or developed and integrated. Any such delays would have a material adverse effect on us.


PROTECTION OF DOMAIN NAME IS UNCERTAIN.

         We currently hold various Web domain names relating to our brand, including the "ADATOM.com" domain name and the "ADATOMCHINA.COM" domain name. Governmental agencies and their designees generally regulate the acquisition and maintenance of domain names. For example, in the United States, the National Science Foundation has appointed Network Solutions, Inc. as the current exclusive registrar for the ".com", ".net" and ".org" generic top-level domains. The regulation of domain names in the United States and in foreign countries is subject to change. Such changes in the United States are presently expected to include a transition from the current system to a system that is controlled by a non-profit corporation and the creation of additional top-level domains. Governing bodies may establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we may be unable to acquire or maintain relevant domain names in all countries in which we conduct business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights.


WE MAY EXPERIENCE CAPACITY CONSTRAINTS DUE TO OUR RELIANCE ON INTERNALLY DEVELOPED TRANSACTION-PROCESSING SYSTEMS.

         If we suffer any system interruptions that result in the unavailability of our service on the Internet or reduced order fulfillment capability, such interruptions would reduce the volume of goods sold and the attractiveness of our product offerings. We have experienced periodic system interruptions, which we believe will continue to occur from time to time. The satisfactory performance and reliability of our service on the Internet, transaction-processing systems and network infrastructure are critical to our reputation and our ability to attract and retain customers. Our revenues depend on the number of visitors who access our Internet website and the volume of orders we fulfill. We expect that our revenues in the future will depend more heavily on our ability to develop and expand our joint venture initiatives in China by intermediating the sale of goods to and from the Chinese market. There will be a significant need to upgrade and expand internationally the capacity of our Internet services as the business develops. Our inability to add additional software and hardware or to develop and upgrade further our existing technology, transaction-processing systems or network infrastructure to accommodate increased traffic to our websites or increased sales volume through our transaction-processing systems may cause unanticipated system disruptions, slower response times, degradation in levels of service and impaired quality and speed of order fulfillment, any of which could have a material adverse effect on us.

         As we expand into the Business to Enterprise ("B2E," the providing of services by businesses to entire industries through the Internet) arena, we will need to maintain a website which supports these efforts. To this end, on October 17, 2000, we announced the launch of our new international website focused on direct trade with China (www.adatomchina.com). The new Adatom site focuses on bringing together U.S. and international buyers and sellers for bi-directional trade with China. There can be no assurance that the new website will accomplish its objective and generate profitable Business to Enterprise orders.


OUR BUSINESS MAY SUFFER IF OUR SYSTEMS FAIL OR IF THE SYSTEMS OF OUR BUSINESS PARTNERS FAIL.

         We presently have limited redundant systems. We do not have a complete disaster recovery plan and carry limited business interruption insurance to compensate us for losses that may occur. Despite our implementation of network security measures, our servers are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays, loss of data or the inability to accept and fulfill customer orders. Our ability to successfully receive and fulfill orders and provide high-quality customer service largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquake and similar events. In addition, any disruptions of those websites or at the websites of other companies where we market goods or have a website link could have a material adverse effect on us and the volume of sales generated. The occurrence of any of the foregoing risks could have a material adverse effect on us.


IF WE ARE NOT ABLE TO SUSTAIN RAPID TECHNOLOGICAL CHANGES, OUR BUSINESS MAY SUFFER.

         We may not successfully use new technologies effectively or adapt our proprietary technology and transaction-processing systems to customer requirements or emerging industry standards. Our failure to adapt in a timely manner for technical, legal, financial or other reasons, to changing market conditions or customer requirements, could have a material adverse effect on us. To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our online service. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing Internet services and proprietary technology and systems obsolete. Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.


YEAR 2000 UPDATE

         Through the first nine months of the calendar year 2000, we did not experience any significant problems associated with the Year 2000 issue. Although it appears that the Year 2000 issue will not have a significant adverse effect on us, we continue to monitor the Year 2000 compliance of our internal systems. Undetected errors in our internal systems that may be discovered in the future could have a material adverse affect on our business, operating results or financial condition.


OUR BUSINESS STRATEGY REQUIRES CONTINUED GROWTH OF ONLINE COMMERCE, ESPECIALLY IN THE BUSINESS TO ENTERPRISE SEGMENT. IF ON-LINE COMMERCE DOES NOT CONTINUE TO GROW, OUR BUSINESS COULD BE MATERIALLY ADVERSELY AFFECTED.

         Our future revenues and any future profits are substantially dependent upon the widespread acceptance and use of the Internet and online services as a significant medium of commerce by businesses in seeking to buy and sell goods and services both nationally and internationally. Rapid growth in the use of and interest in the Internet and online services is a recent phenomenon, and we cannot be sure that acceptance and use will continue to develop or that a sufficiently broad base of users will adopt, and continue to use, the Internet and online services as a medium of commerce. We rely on those who have historically used traditional means of commerce to acquire the goods and raw materials they need and to sell the goods they produce. For us to be successful, these users must accept and utilize novel ways of conducting business and exchanging information. Moreover, critical issues concerning the commercial use of the Internet, such as ease of access, security, privacy, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use or the attractiveness of conducting commerce online. In addition, the Internet and online services may not be accepted as a viable commercial marketplace for reasons relating to the adequacy of technology. To the extent that the Internet and online services continue to experience significant growth, we cannot be sure that the infrastructure of the Internet and online services will prove adequate to support increased user demands. Difficulties with the telecommunications used to support the Internet or online services also could result in slower response times and adversely affect usage of the Internet.


OUR MARKETS ARE HIGHLY COMPETITIVE.

         The online commerce market is new, rapidly evolving and intensely competitive. We expect competition to intensify in the future. Barriers to entry are minimal, and current and new competitors can launch new websites at a relatively low cost. In our new business strategy, we will compete with existing companies such as China.com Corporation, MeetChina.com, Click2China, Ariba, Inc., Commerce One, Inc. and Alibaba.com. In our Internet retailing business we currently or potentially compete with a variety of other companies, including "brick and mortar" retailers such as Macys, J.C. Penney's, Nordstrom's, and Target; catalog retailers; vendors or manufacturers that currently sell certain of their products directly online and others.

         Many of our current and potential traditional competitors have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than us. Many of these current and potential competitors can devote substantially more resources to marketing, sales efforts and website and systems development than we can. In addition, our online competitors may be acquired by, receive investments from or enter into other commercial relationships with larger, well-established and well-financed companies as use of the Internet and other online services increases. Many of our competitors may be able to secure merchandise from manufacturers on more favorable terms, fulfill customer orders more efficiently and adopt more aggressive pricing or inventory availability policies, and devote greater resources to marketing than we can. Our online competitors are able to use the Internet as a marketing medium to reach significant numbers of potential customers. Finally, new technologies and the expansion of existing technologies may direct customers to other online sources, and may increase competition. Increased competition may result in reduced operating margins, loss of market share and a diminished brand franchise. New technologies and the expansion of existing technologies may increase the competitive pressures on us.


WE MAY ENTER NEW BUSINESS CATEGORIES.

         We may choose to expand our operations by developing new departments, services or product categories, promoting new or complementary products or sales formats, expanding the breadth and depth of products and services offered or expanding our market presence through relationships with third parties. In addition, we may pursue the acquisition of new or complementary businesses, products or technologies. We may not be successful in our efforts to expand our operations, and potential customers may not react favorably to these efforts. Furthermore, any new department or product category that is launched by us but not favorably received could damage our brand or reputation. An expansion of our business in this manner would also require significant additional expenses and expose us to additional inventory risk and development, operations and editorial resources and would strain our management, financial and operational resources and subject us to increased inventory risk.


WE FACE FULFILLMENT OPERATIONS RISKS.

         Our success depends on our ability to rapidly fulfill orders. We must be able to source product to fulfill demand. This may require us to perform many tasks manually until automated systems are developed to handle these tasks. This may adversely effect the speed of fulfillment and, consequently, customer satisfaction and the likelihood we will receive future orders.


WE FACE RISKS FROM THE TEMPORARY OWNERSHIP OF GOODS WE BROKER, SIMILAR TO THOSE OF A COMMON CARRIER

         When we receive an order from a business to purchase goods or sell goods and identify a interested party, we take title to the goods while they are in transit. Part of our profit derives from a markup or commission we charge the parties to the transaction. While we hold title to the goods, we are subject to all the risks of ownership, which include among others:

        o the risk of loss from fire or other casualty or acts of God, theft, deterioration, and damage during shipping;

        o the risk of adverse claims of title to merchandise or prior superior liens on the merchandise;

        o the risk of failure of the merchandise to conform to contractual specifications;

        o     the risk of liability for defective merchandise;

        o the risk of the insolvency or bankruptcy of the buyer or seller, as the case may be;

        o the risk of failure by the commercial common carriers we use to deliver merchandise to the ultimate purchaser; and

        o the risk of failure to timely deliver merchandise, resulting in partial or complete spoilage,


and other risks.

Currently, we have no insurance covering us against loss or liability from any of these risks but plan to seek such policies on an as-needed basis. There can be no assurance that any such insurance, if obtained, will be sufficient to protect us from these risks.


OUR BUSINESS MAY BE MATERIALLY ADVERSELY AFFECTED IF THE SECURITY MEASURES WE HAVE IMPLEMENTED TO PROTECT CONFIDENTIAL INFORMATION PROVE TO BE INADEQUATE.

         Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may result in a compromise or breach of the algorithms used by us to protect customer transaction data. Any compromise of our security could have a material adverse effect on our reputation and on us. We rely on encryption and authentication technology licensed from third parties to provide the security and authentication necessary to effect secure transmission of confidential information. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. Furthermore, our servers may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. We may be required to expend significant additional capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Our business may be adversely affected if our security measures do not prevent security breaches and we cannot assure that we can prevent all security breaches.


GROWING CONCERNS ABOUT THE USE OF "COOKIES" AND DATA COLLECTION MAY LIMIT OUR ABILITY TO DEVELOP USER PROFILES.

         Our current technology uses small files of information, commonly known as "cookies", on a user's hard drive to collect information about our customers' movements through our Website. Most Internet browsers allow users to modify their browsers settings to prevent cookies from being stored on their hard drive, and small minorities of users are currently choosing to do so. Users can also delete cookies from their hard drive at any time. Some Internet commentators and privacy advocates have suggested limiting or eliminating the use of cookies. The reduction or limitation in the use of cookies could:

        o reduce the effectiveness of our technology to gather data on our customers;

        o require us to switch to other potentially less effective technology in order to gather demographic or behavioral information; and

        o require us to expend financial and technological resources, originally allocated to other purposes, to create alternatives that might be unsuccessful.


WE MAY BECOME SUBJECT TO BURDENSOME GOVERNMENT REGULATION.

         Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet covering issues such as user privacy, pricing, content, copyrights, distribution and quality of products and services. We are not currently subject to regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally, and laws or regulations directly applicable to access to online commerce. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on us. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as our service is available over the Internet in multiple states and foreign countries, and as we sell to customers residing in such states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state and foreign country. We could be subject to taxes and penalties for failure to qualify as a foreign corporation in a jurisdiction where we are required to do so. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on us.

         Congress has enacted the Children's Online Privacy Protection Act of 1998 (COPPA) and the Federal Trade Commission ("FTC") has issued rules to implement COPPA. The main goal of COPPA and the rule is to protect the privacy of children using the Internet. Under the FTC's rules, certain commercial websites must obtain parental consent before collecting, using, or disclosing personal information from children under 13. The statute and rule apply to commercial websites and online services directed to, or that knowingly collect information from, children under 13. To inform parents of their information practices, these sites are required to provide notice on the site and a separate notification to parents about their policies with respect to the collection, use and disclosure of children's personal information. With certain statutory exceptions, sites will also have to obtain "verifiable parental consent" before collecting, using or disclosing personal information from children. Websites have six months from the rule's April 21, 2000 effective date to comply. A website operator must post a clear and prominent link to a notice of its information practices on its home page and at each area where personal information is collected from children. The notice must state the name and contact information of all operators, the types of personal information collected from children, how such personal information is used, and whether personal information is disclosed to third parties. The notice also must state that the operator is prohibited from conditioning a child's participation in activity on the child's disclosing more personal information than is reasonably necessary. In addition, the notice must state that the parent can review and have deleted the child's personal information, and refuse to permit further collection or use of the child's information. The COPPA regulations could reduce our ability to engage in direct marketing. The cost to the Company of complying with COPPA is not known and it is not clear what impact the regulations will have on the Company.

         In addition, governments in foreign jurisdictions may regulate Internet or other online services in such areas as content, privacy, network security, encryption or distribution. This may affect our ability to conduct business internationally. For example, the European Union recently enacted its own privacy regulations. The European Union Directive on the Protection of Personal Data, which became effective in October 1998, fosters electronic commerce by establishing a stable framework to ensure both a high level of protection for private individuals and the free movement of personal data within the European Union. The EU and the U.S. Department of Commerce are currently negotiating an agreement under which the privacy policies of American businesses may be deemed to be adequate under the EU Directive. Until such time as an agreement is reached, the EU has voluntarily agreed to a moratorium on enforcement of the EU Directive against U.S. businesses. The European legislation and its adoption via any agreement could adversely affect our ability to expand our sales efforts to Europe by limiting how information about us can be sent over the Internet in the EU and limiting our efforts to collect information from European users.


WE MAY BE SUBJECT TO SALES AND OTHER TAXES.

         We do not currently collect sales or other similar taxes for physical shipments of goods into states other than California. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. For example, the California legislature passed a bill in 2000 imposing sales tax on Internet sales, but the governor of California vetoed this bill. No assurance can be given that the legislature will not reintroduce such a bill or that such a bill will not eventually be enacted into law. In addition, any new operation in states outside California could subject our shipments in such states to state sales taxes under current or future laws. If one or more states or any foreign country successfully asserts that we should collect sales or other taxes on the sale of our products, it could adversely affect our business.

WE MAY BE LIABLE FOR INFORMATION RETRIEVED FROM THE INTERNET.

         Due to the fact that material may be downloaded from websites and subsequently distributed to others, there is a potential that claims will be made against us for negligence, copyright or trademark infringement or other theories based on the nature and content of such material. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed. Any costs or imposition of liability that is not covered by insurance or in excess of insurance coverage could have a material adverse effect on us.


INTELLECTUAL PROPERTY CLAIMS AGAINST US CAN BE COSTLY AND RESULT IN THE LOSS OF SIGNIFICANT RIGHTS.

         Other parties may assert infringement or unfair competition claims against us. We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will adversely affect our business. If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product shipment delays. As a result of such a dispute, we may have to develop non-infringing technology or enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may be unavailable on terms acceptable to us, or at all. If there is a successful claim of product infringement against us and we are unable to develop non-infringing technology or license the infringed or similar technology on a timely basis, it could adversely affect our business.


OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS COULD CONTROL STOCKHOLDER VOTES AND OUR MANAGEMENT AND AFFAIRS.

         Our executive officers, directors and 5% or greater stockholders, and their respective affiliates, in the aggregate, own approximately 48% of our outstanding common stock. As a result, they could act together to control all matters submitted to stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets). Accordingly, such concentration of ownership may delay, defer or prevent a change in control, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us. This could, in turn, have an adverse effect on the market price of our common stock.


ADDITIONAL FINANCING FOR OUR OPERATIONS COULD ADVERSELY AFFECT HOLDERS OF OUR COMMON STOCK.

         We may issue common stock or debt or equity securities convertible into shares of common stock to obtain additional financing if required. Any additional financing may result in substantial dilution to current holders of our common stock.


CONVERSION OF OUR PREFERRED STOCK, EXERCISE OF OUR OUTSTANDING WARRANTS AND OPTIONS AND SUBSEQUENT PUBLIC SALE OF OUR COMMON STOCK WHILE ITS MARKET PRICE IS DECLINING MAY RESULT IN FURTHER DECREASES IN ITS PRICE.

         As of September 30, 2000, we had outstanding 1,200 shares of Preferred Stock. Each share of Preferred Stock has a stated value of $1,000 per share and is convertible into common stock at a conversion price equal to 85% of the average of the two lowest closing bid prices of the common stock on the Nasdaq SmallCap Market over the ten trading days preceding the date of conversion ("Market Price") subject to a maximum conversion price of 115% of the Market Price on the issue date of September 27, 2000, or $.7906. The number of shares of common stock that may be acquired upon conversion is determined by dividing the stated value of the number of shares of Preferred Stock to be converted by the conversion price. Also, certain additional amounts calculated on the basis of 6% of the stated value from September

27, 2000, the issue date of the Preferred Stock, to the date of conversion would also be converted into common stock using the same formula. Since there is no minimum conversion price, the number of shares of common stock that holders of preferred stock may acquire upon conversion would simply continue to increase if the stock price declines. Since upon conversion holders of Preferred Stock acquire common stock for at least a 15% discount to the market price, they have an incentive to sell these shares of common stock at market price either concurrently with, or shortly after, conversion, in order to profit from the difference between the market price and the discounted conversion price. The holders of the preferred stock also could engage in short sales of our common stock, after delivering a notice of conversion to us, which could contribute to a decline in the market price of the common stock and give them the opportunity to profit from that decrease by covering their short position with shares acquired upon conversion for at least a 15% discount to the prevailing market price. The conversion of the preferred stock and subsequent sale of a large number of shares of common stock acquired upon conversion during periods when the market price of the common stock declines, or the possibility of such conversions and sales, may exacerbate the decline or impede increases in the market price of the common stock. In addition, we have other warrants and stock options exercisable at various prices for a total of, respectively, 6,530,402 and 1,194,550 shares of common stock.


OTHER ISSUANCES OF PREFERRED STOCK COULD ADVERSELY AFFECT EXISTING HOLDERS OF OUR COMMON STOCK.

         Under our certificate of incorporation, our Board of Directors may, without further stockholder approval, issue up to an additional 4,998,800 shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. We could use new classes of preferred stock as a method of discouraging, delaying or preventing a change in persons that control us. In particular, the terms of the preferred stock could effectively restrict our ability to consummate a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the preferred stock. We could also create a class of preferred stock with rights and preferences similar to those of our outstanding convertible preferred stock, which could result in substantial dilution to holders of our common stock or adversely affect its market price.


CONVERSION  OF  OUR  OUTSTANDING   PREFERRED  STOCK  AND  THE  EXERCISE  OF  OUR
OUTSTANDING WARRANTS AND STOCK OPTIONS AND SUBSEQUENT PUBLIC SALE OF OUR COMMON STOCK WILL RESULT IN SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS.

         Existing stockholders will experience substantial dilution in their percentage ownership of our common stock if the preferred stock is converted and warrants and stock options are exercised.



                                 USE OF PROCEEDS

         All of the shares of common stock offered pursuant to this prospectus are being offered by the selling securityholders listed under "Selling Securityholders." We will not receive any proceeds from sales of common stock by the selling securityholders. The shares offered hereby include an aggregate of 2,002,495 shares issuable upon exercise of outstanding warrants held by eleven securityholders named in this prospectus. We will receive proceeds from any exercise of these warrants. The proceeds, if any, will be added to our working capital and be available for general corporate purposes.


                             SELLING SECURITYHOLDERS

         The Preferred Stock and the warrants were sold to the selling securityholders in several separate transactions exempt from registration under the Securities Act, as follows:

        o In March 2000, the Company issued a warrant to purchase up to 600,000 shares of common stock to Richard Seifert at $2.25 per share, for consulting services. The warrant expires on March 1, 2004. Mr. Seifert will receive warrants for an additional 600,000 shares of common stock at the same price if the trading price of the Company's stock exceeds $9.10 for 30 days.

        o In May 2000, after receiving stockholder approval, the Company issued a warrant to purchase 500,000 shares of common stock to Dr. Victor W. Nee. The exercise price of the warrant is $4.375 per share. The warrant expires on March 31, 2004. Dr. Nee assisted with the negotiation of a joint venture agreement between the Company and an entity in the People's Republic of China. Warrants are issuable to Dr. Nee for up to an additional 4,500,000 shares of common stock if and when various investment and/or profitability benchmarks are met for the China joint venture. On May 25, 2000, the Company's stockholders elected Dr. Nee as a director of the Company.

        o In June 2000, we issued 1,100 shares of Series A Preferred Stock at $1,000 per share to four investors in a private placement.

        o In June 2000, we also issued warrants for 275,000 shares of common stock to the four purchasers of the Series A Preferred Stock (137,500 shares exercisable at $2.295 per share and 137,500 shares exercisable at $2.119 per share) and a warrant for 27,500 common shares to the placement agent in that transaction exercisable at $2.119 per share.

        o In September 2000, we issued 1,200 shares of Series B Preferred Stock at $1,000 per share to seven investors in a private placement.

        o In September 2000, we also issued warrants for 545,450 shares of common stock to the seven purchasers of the Series B Preferred Stock and a warrant for 54,545 common shares to the placement agent in that transaction.


         As part of the foregoing transactions, we agreed to register the shares being offered by this Prospectus.

         The following table sets forth information as of September 30, 2000 with respect to the selling securityholders and the respective number of shares of common stock beneficially owned by each selling securityholder, all of which are offered pursuant to this prospectus. For purposes of computing the number and percentage of shares beneficially owned by a selling securityholder on September 30, 2000, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but those shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling securityholder:




                                                                            SHARES OWNED
                                                                            UPON COMPLETION
                                       SHARES BEING      PERCENT OWNED      OF OFFERING      PERCENT OWNED
NAME AND ADDRESS                       OFFERED           BEFORE OFFERING                     AFTER OFFERING
Alborz Select Opportunities Fund(1)           2,389,770        11.9%               0               0%
Yasser Moustafa(2)                            1,201,136        6.4%                0               0%
Robert DelGuercio(3)                             12,500         .1%                0               0%
Pietro Gattini(4)                               235,228        1.3%                0               0%
Richard Seifert(5)                              600,000        3.3%                0               0%
Dr. Victor W. Nee(6)                            500,000        2.8%                0               0%
Alain Salem(7)                                  222,728        1.3%                0               0%
Target Growth Fund(8)                           712,726        3.9%                0               0%
IIG Equity Opportunities Fund(9)                712,726        3.9%                0               0%
Magnolia Drive Investment Corp.(10)             142,728         .8%                0               0%
Astor Capital, Inc.(11)                          82,045         .5%                0               0%
------------------------

(1) Consists of (a) 2,000,000 common shares issuable upon conversion of 500 shares of Series B Preferred based on the aggregate stated value of these shares of $500,000 divided by an assumed conversion price of $0.25; (b) warrants to purchase 81,250 shares of our common stock at an exercise price of $2.295 per share, which are immediately exercisable and expire on June 22, 2005; and (c) warrants to purchase 81,250 shares of our common stock at an exercise price of $2.119 per share, which warrants are immediately exercisable and expire on June 22, 2005; (d) warrants to purchase 113,635 shares of our common stock at an exercise price of $.89375 per share, which warrants are immediately exercisable and expire on September 27, 2005; (e) warrants to purchase 113,635 shares of our common stock at an exercise price of $.825 per share, which warrants are immediately exercisable and expire on September 27, 2005;

(2) Consists of (a) 1,000,000 common shares issuable upon conversion of 250 shares of Series B Preferred based on the aggregate stated value of these shares of $250,000 divided by an assumed conversion price of $0.25; (b) warrants to purchase 43,750 shares of our common stock at an exercise price of $2.295 per share, which are immediately exercisable and expire on June 22, 2005; and (c) warrants to purchase 43,750 shares of our common stock at an exercise price of $2.119 per share, which warrants are immediately exercisable and expire on June 22, 2005; (d) warrants to purchase 56,818 shares of our common stock at an exercise price of $.89375 per share, which warrants are immediately exercisable and expire on September 27, 2005; (e) warrants to purchase 56,818 shares of our common stock at an exercise price of $.825 per share, which warrants are immediately exercisable and expire on September 27, 2005;

(3) Consists of (a) warrants to purchase 6,250 shares of our common stock at an exercise price of $2.295 per share, which are immediately exercisable and expire on June 22, 2005; and (b) warrants to purchase 6,250 shares of our common stock at an exercise price of $2.119 per share, which warrants are immediately exercisable and expire on June 22, 2005.

(4) Consists of (a) 200,000 common shares issuable upon conversion of 50 shares of Preferred B Preferred based on the aggregate stated value of these shares of $50,000 divided by an assumed conversion price of $0.25; (b) warrants to purchase 6,250 shares of our common stock at an exercise price of $2.295 per share, which are immediately exercisable and expire on June 22, 2005; and (c) warrants to purchase 6,250 shares of our common stock at an exercise price of $2.119 per share, which warrants are immediately exercisable and expire on June 22, 2005; (d) warrants to purchase 11,364 shares of our common stock at an exercise price of $.89375 per share, which warrants are immediately exercisable and expire on September 27, 2005; (e) warrants to purchase 11,364 shares of our common stock at an exercise price of $.825 per share, which warrants are immediately exercisable and expire on September 27, 2005;

(5) Consists of a warrant to purchase 600,000 shares of our common stock at an exercise price of $2.25 per share. The warrant expires on April 4, 2003.

(6) Consists of a warrant to purchase 500,000 shares of our common stock at an exercise price of $4.375 per share. The warrant expires on March 31, 2004.

(7) Consists of (a) 200,000 common shares issuable upon conversion of 50 shares of Series B Preferred based on the aggregate stated value of these shares of $50,000 divided by an assumed conversion price of $0.25; (b) warrants to purchase 11,364 shares of our common stock at an exercise price of $.89375 per share, which warrants are immediately exercisable and expire on September 27, 2005; (c) warrants to purchase 11,364 shares of our common stock at an exercise price of $.825 per share, which warrants are immediately exercisable and expire on September 27, 2005;

(8) Consists of (a) 640,000 common shares issuable upon conversion of 160 shares of Series B Preferred based on the aggregate stated value of these shares of $160,000 divided by an assumed conversion price of $0.25; (b) warrants to purchase 36,363 shares of our common stock at an exercise price of $.89375 per share, which warrants are immediately exercisable and expire on September 27, 2005; (c) warrants to purchase 36,363 shares of our common stock at an exercise price of $.825 per share, which warrants are immediately exercisable and expire on September 27, 2005;

(9) Consists of (a) 640,000 common shares issuable upon conversion of 160 shares of Series B Preferred based on the aggregate stated value of these shares of $160,000 divided by an assumed conversion price of $0.25; (b) warrants to purchase 36,363 shares of our common stock at an exercise price of $.89375 per share, which warrants are immediately exercisable and expire on September 27, 2005; (c) warrants to purchase 36,363 shares of our common stock at an exercise price of $.825 per share, which warrants are immediately exercisable and expire on September 27, 2005;

(10) Consists of (a) 120,000 common shares issuable upon conversion of 30 shares of Preferred B Preferred based on the aggregate stated value of these shares of $30,000 divided by an assumed conversion price of $0.25; (b) warrants to purchase 11,364 shares of our common stock at an exercise price of $.89375 per share, which warrants are immediately exercisable and expire on September 27, 2005; (c) warrants to purchase 11,364 shares of our common stock at an exercise price of $.825 per share, which warrants are immediately exercisable and expire on September 27, 2005;

(11) Consists of (a) warrants to purchase 27,500 shares of our common stock at an exercise price of $2.119 per share, which are immediately exercisable and expire on June 22, 2005 which were issued in partial payment of the placement agent's fee for the sale of the Series A Preferred; and (b) warrants to purchase 54,454 shares of our common stock at an exercise price of $.825 per share, which are immediately exercisable and expire on September 27, 2005 which were issued in partial payment of the placement agent's fee for the sale of the Series B Preferred.



                              PLAN OF DISTRIBUTION

         The selling securityholders may sell the common stock being offered by the prospectus from time to time directly to other purchasers, or to or through dealers or agents. To the extent required, a prospectus supplement with respect to the common stock will set forth the terms of the offering of the common stock, including the name(s) of any dealer or agents, the number of shares of common stock to be sold, the price of the common stock, any underwriting discount or other items constituting underwriters' compensation.

         The common stock offered hereby may be sold from time to time directly by the selling securityholders or, alternatively, through broker-dealers or agents. The selling securityholders will act independently of us in making decisions regarding the timing, manner and size of each sale. Such common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (1) on any national securities exchange for quotation services on which the common stock may be listed or quoted at the time of sale (2) in the over-the-counter market, (3) in transactions other than on such exchanges or services or in the over-the-counter market or (4) through the writing of options. In connection with sales of the common stock, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of such common stock in the course of hedging the positions they assume. The selling securityholders may also sell short the common stock offered hereby and deliver such common stock to close out such short positions, or lend or pledge such common stock to broker-dealers that in turn may sell such securities. Some of the common stock offered hereby also may be sold pursuant to Rule 144 under the Securities Act.

         The selling securityholders and any such brokers, dealers or agents may be deemed "underwriters" as that term is defined by the Securities Act.

         Each Selling Securityholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, Selling Securityholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.

         If a dealer is used in the sale of any common stock where this prospectus is delivered, the selling securityholders may sell such common stock to the public at varying prices to be determined by such dealer and at the time of resale. To the extent required, the name of the dealer and the terms of the transaction will be set forth in the related prospectus supplement.

         In connection with the sale of common stock, dealers or agents may receive compensation from the selling securityholders or from purchasers of such common stock for whom they may act as agents in the form of discounts, concessions, or commissions. Agents and dealers participating in the distribution of the common stock may be deemed to be underwriters, and any compensation received by them and any profit on the resale of common stock by them may be deemed to be underwriting discounts or commissions under the Securities Act.

         Pursuant to the Registration Rights Agreements entered into among us and certain selling securityholders, and the warrants issued to Victor W. Nee and Richard Seifert, we have agreed to pay costs and expenses associated with the registration of the shares of common stock to be sold pursuant to this prospectus. In addition, the selling securityholders may be entitled to indemnification against certain liabilities pursuant to the Registration Rights Agreements and the warrants.

         We will make copies of this prospectus available to the Selling Securityholders and have informed the Selling Securityholders of the need to deliver a copy of this prospectus to each purchaser prior to or at the time of such sale.

                                 INDEMNIFICATION

         Section 145 of the Delaware General Corporation Law ("GCL") grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions thereof. Article Sixth of the Registrant's Amended and Restated Certificate of Incorporation ("Certificate")and Article V of the Registrant's By-laws provide for indemnification of Registrant's directors, officers, agents and employees to the full extent permissible under Section 145 of the GCL. Section 102(b)(7) of the GCL authorizes a corporation to eliminate the liability of directors for breach of fiduciary duty in certain cases. Article Eighth of the Certificate eliminates such liability to the full extent permitted by the GCL.

         Registrant has entered into indemnification agreements with each of its directors and executive officers. Each such agreement provides that Registrant will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of Registrant. Such indemnification will be available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believes to be in or not opposed to the best interest of Registrant and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

         The Registration Rights Agreements entered into between Registrant and certain selling securityholders, as well as the warrants held by the selling securityholders, contain indemnification provisions.

         Registrant maintains directors' and officers' liability insurance coverage with an aggregate policy limit of $15 million for each policy year.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.



                                  LEGAL MATTERS

         The validity of the issuance of shares of common stock offered hereby will be passed upon for us by McCutchen, Doyle, Brown & Enersen, LLP, San Francisco, California.

                                     EXPERTS

         Our financial statements as of December 31, 1999 and for the year then ended, have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Richard A. Eisner & Company LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing. Our financial statements as of December 31, 1998 and for the year then ended, have been incorporated by reference in this prospectus and in the registration statement in reliance on the report of Ireland San Filippo LLP, independent auditors, given upon the authority of said firm as experts in accounting and auditing.

                                6,907,169 SHARES

                                ADATOM.COM, INC.


                                  COMMON STOCK


                               ------------------


                                   PROSPECTUS


                               ------------------



                            October __________, 2000

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses in connection with the distribution of the securities being registered, all of which are to be paid by the Registrant, are as follows:


     Securities and Exchange Commission Registration Fee ...............$*

     Printing and Engraving Expenses ...................................10,000

     Nasdaq Qualification Fee ..........................................17,500

     Legal Fees and Expenses ...........................................50,000

     Accounting Fees and Expenses ...................................... 7,500

     Miscellaneous Fees and Expenses ...................................*
                                                                        -------
                Total ................................................$ *
                                                                       ========

------------
*  To be added by amendment


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law ("GCL") grants corporations the power to indemnify their directors, officers, employees and agents in accordance with the provisions thereof. Article Sixth of the Registrant's Amended and Restated Certificate of Incorporation ("Certificate")and Article V of the Registrant's By-laws provide for indemnification of Registrant's directors, officers, agents and employees to the full extent permissible under Section 145 of the GCL. Section 102(b)(7) of the GCL authorizes a corporation to eliminate the liability of directors for breach of fiduciary duty in certain cases. Article Eighth of the Certificate eliminates such liability to the full extent permitted by the GCL.

         Registrant has entered into indemnification agreements with each of its directors and executive officers. Each such agreement provides that Registrant will indemnify the indemnitee against expenses, including reasonable attorneys' fees, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of Registrant. Such indemnification will be available if the acts of the indemnitee were in good faith, if the indemnitee acted in a manner he reasonably believes to be in or not opposed to the best interest of Registrant and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe his conduct was unlawful.

         The Registration Rights Agreements entered into between Registrant and certain selling securityholders, as well as the warrants held by the selling securityholders contain indemnification provisions.

         Registrant  maintains  directors'  and officers'  liability   insurance
coverage with an aggregate policy limit of $15 million for each policy year.



ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a) Exhibits

         An Exhibit Index has been attached as part of this Registration Statement and is incorporated herein by reference.

         (b) Financial Statement Schedules


         Schedules are omitted because they are either not required, are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.



ITEM 17.  UNDERTAKINGS

a)       The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b)      To  reflect  in  the  prospectus any  facts or events
arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall by deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 15, Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

d)       The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on the 23rd day of October, 2000.


                                   ADATOM.COM, INC.


                               By: /s/TUAN V. PHAN*
                                   ----------------
                                   Name: Tuan V. Phan
                                   Title: Chief Financial Officer, Chief
                                   Accounting Officer and Controller



         KNOWN ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint RICHARD S. BARTON and TUAN V. PHAN, and each of them, with full power to act without the other, his or her true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement including without limitation any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully, for all intents and purposes, as he or she could or might do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant  to   the requirements of  the Securities  Act of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



SIGNATURE                  TITLE                             DATE
---------                  -----                             ----



/s/Richard S. Barton
-----------------------
Richard S. Barton          Chairman of the Board, Chief       October 23, 2000
                           Executive Officer, President,
                           and Director
                           (principal executive officer)


/s/Tuan V. Phan*
-----------------------
Tuan V. Phan               Chief Financial Officer,           October 23, 2000
                           Chief Accounting Officer
                           and Controller
                           (principal financial and
                           accounting Officer)

/s/Ralph K. Frasier
-----------------------
Ralph K. Frasier           Director                           October 23, 2000

/s/Debra Shaw
-----------------------
Debra Shaw                 Director                           October 23, 2000



*/s/Tuan V. Phan
-----------------------    Individually                       October 23, 2000
Tuan V. Phan

                                  EXHIBIT INDEX



EXHIBIT
NUMBER            DESCRIPTION
------            -----------
4.39              Certificate of Designations relating to Series B Convertible
                  Preferred Stock (1)

4.40 Securities Purchase Agreement relating to Series B Convertible Preferred Stock, dated September 27, 2000 (1)

4.41 Registration Rights Agreement relating to Series B Convertible Preferred Stock, dated September 27, 2000 (1)

4.42 Form of A Warrant issued to purchasers of Series B Convertible Preferred Stock on September 27, 2000 (1)

4.43 Form of B Warrant issued to purchasers of Series B Convertible Preferred Stock and to Astor Capital, Inc. on September 27, 2000 (1)

5                 Opinion of McCutchen, Doyle, Brown & Enersen, LLP*

23.1              Consent of Richard A. Eisner LLP

23.2              Consent of Ireland San Filippo, LLP

23.3              Consent of McCutchen, Doyle, Brown & Enersen, LLP (included in
                  Exhibit 5)

24 Power of Attorney (filed as part of signature page to Registration Statement)

-------------
(1) Incorporated by reference to exhibit of same number filed with Registrant's Current Report on Form 8-K dated September 27, 2000.

*        To be filed by amendment.


                                      E-1